Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 of Applied Digital Solutions, Inc. and subsidiaries of our report dated March 15, 2001 except as to Notes 2 and 13 which are as of March 30, 2001 relating to the financial statements and financial statement schedule, which appears in Applied Digital Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
June 8, 2001